EXHIBIT 99.1

ACR Group Reports Fourth Quarter and Fiscal 2007 Year-End Results
Announces Record Year-End Revenue and Profitability

Houston, TX, May 14, 2007 - ACR Group, Inc. (AMEX: BRR), a leading national wholesale distributor of heating, ventilation and air conditioning (“HVAC”) equipment and supplies, today announced results for the fourth quarter and fiscal year 2007, highlighted by record results for the year-ended February 28, 2007.

In fiscal 2007, ACR Group reported the highest annual revenue, gross margin and net income in the history of the Company.

For the year ended February 28, 2007, the Company reported total revenues of $239.6 million, a 17.3 percent increase from revenues of $204.3 million in fiscal 2006. Fiscal 2007 net income grew 108.5 percent to $5.7 million, or $0.49 per diluted share, compared to net income of $2.8 million, or $0.24 per diluted share, in fiscal 2006. Same-store sales, which excludes seven branches opened after fiscal 2005, increased 13 percent in fiscal 2007.

Multiple factors contributed to ACR Group’s record year-end results, including: favorable point-of-sale pricing; solid demand for higher-margin HVAC equipment that complies with federally mandated minimum efficiency standards; the favorable impact of commodity cost-related price increases; demand for the remaining inventory of lower efficiency HVAC equipment within niche multi-family and replacement markets; and broad-based demand for the full range of products offered at the Company’s 54 branch locations. These factors enabled the Company to increase gross margin by 180 basis points to 25.5% in fiscal 2007, from 23.7% in fiscal 2006.

“During fiscal 2007, we capitalized on a number of favorable industry trends, the sum of which contributed to broad-based strength within each of our five business units,” said Alex Trevino, Jr., President and CEO of ACR Group. “As further affirmation of our commitment to invest for future growth, we opened five new branch locations during fiscal 2007, including three in Arizona - a ‘green-field’ market for the Company. As one of the largest independent distributors in the highly fragmented HVAC distribution industry, we remain poised to further penetrate high-growth markets, as compelling opportunities for profitable growth arise.”

Fiscal 2007 fourth quarter revenues of $45.6 million were essentially level compared to the year-ago period. ACR Group reported a net loss for the quarter of $(226,000), or $(0.02) per fully diluted share, compared with net income of $84,000, or $0.01 per diluted share, in the fourth quarter of fiscal 2006. While favorable point-of-sale pricing and inventory management had a positive effect on gross margin during the quarter, a steady weakening in the residential new construction market had a disproportionate impact on results in the period, amplified by the customary seasonal slowing of the replacement business. As is typically expected during the early stages of a new branch opening, ACR Group’s three Arizona branches reported an aggregate operating loss during the period that reduced earnings by $.01 in the fiscal fourth quarter.
Operating margin increased 210 basis points to 4.6 percent in fiscal 2007, compared to 2.5 percent in the prior-year period. Selling, general and administrative (SG&A) expenses as a percentage of sales for all of fiscal 2007 declined 20 basis points to 20.9 percent, compared with 21.1 percent in the prior fiscal year. Excluding incentive compensation, same-store SG&A expenses grew five percent in fiscal 2007 when compared to the prior fiscal year.

“We are pleased with the significant margin expansion achieved during fiscal 2007,” continued Trevino. “Gross profit increased by 26 percent in fiscal 2007 compared to the prior fiscal year, while operating income more than doubled during the same period. Disciplined expense control helped us to generate substantial leverage within our operating model during the year. Our decentralized large-branch strategy and ‘one-stop-shop’ approach continue to resonate with the contractors we serve.”

Fiscal Year 2007 | Year-End Financial Highlights

▪	In fiscal 2007, ACR Group reported the highest annual revenue, selling margin and net income in the history of the Company.

▪	Revenues grew 17.3 percent to $239.6 million in fiscal 2007, compared to revenues of $204.3 million in the prior year.

▪	Same-store sales, which excludes seven branches open one year or less, increased 13 percent in fiscal 2007 when compared to fiscal 2006.

▪	For the fiscal year ended February 28, 2007, gross margin grew 180 basis points to 25.5 percent, compared to gross margin of 23.7 percent in the prior year

▪	Operating margin increased 210 basis points to 4.6 percent in fiscal 2007, up from 2.5 percent in fiscal 2006.

▪	Net income more than doubled to $5.7 million in fiscal 2007, up from $2.8 million in fiscal 2006.

About ACR Group, Inc.

With nearly $240 million in revenue for the fiscal year ended February 28, 2007, ACR Group, Inc. (AMEX: BRR) is one of the largest independent distributors of heating, ventilation and air conditioning (HVAC) equipment and supplies in North America. The Company is one of the leading distributors of HVAC products to both residential and commercial contractors at 54 branch locations throughout ten states. The Company is committed to building a regional presence throughout the Sunbelt states and in other geographies with the potential for sustained economic growth.

Forward-Looking Statements

Statements in this release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company's other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

For Immediate Release

Investor Relations Representative	Company Representative
Contact: Mr. Noel Ryan	Contact: Mr. Tony Maresca
Director, Lambert, Edwards & Associates	Chief Financial Officer, ACR Group, Inc.
616-233-0500	713-780-8532

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ACR GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended February 28,		Year Ended February 28,
	2007	2006	2007	2006

Sales	$45,562	$45,621	$239,643	$204,312
Cost of sales	33,925	34,561	178,607	155,981
Gross profit	11,637	61,036	61,036	48,331

Selling, general and administrative expenses	11,663	10,630	50,042	43,197

Operating income (loss)	(26)	430	10,994	5,134

Interest expense	531	423	2,451	1,489
Interest derivative (gain)	-	(65)	(84)	(247)
Other non-operating (income)	(154)	(181)	(659)	(666)

Income (loss) before income taxes	(403)	253	9,286	4,558

Provision (benefit) for income taxes	(177)	169	3,544	1,804

Net income (loss)	$(226)	$84	$5,742	$2,754

Earnings (loss) per share:
Basic	$(.02)	$.01	$.51	$.25

Diluted	$(.02)	$.01	$.49	$.24

Weighted average and equivalent shares:
Basic	11,230	11,054	11,225	11,006

Diluted	11,648	11,426	11,625	11,360